PRESS RELEASE

10/23/18

Carlisle Companies Reports Third Quarter 2018 Results

Third Quarter 2018 Highlights:

•	Revenue of $1.2 billion increased 17.9% vs. last year, or 5.5% organic

•	GAAP earnings per diluted share (EPS) of $1.59 compared to $1.26 last year, a 26.2% increase

•	Results impacted by unfavorable September weather, price sensitivity at Accella, and retirement costs at CCM

SCOTTSDALE, ARIZONA, October 23, 2018 - Carlisle Companies Incorporated (NYSE:CSL) reported revenues of $1,181.4 million for the third quarter of 2018, a 17.9% increase from $1,002.4 million in the third quarter of 2017. Organic revenues grew 5.5%, acquired revenues contributed 11.7% growth in the quarter, and adoption of ASC 606 revenue recognition standard increased sales 0.6%.
Carlisle reported third quarter Operating Income of $140.0 million, up 3.9% from the third quarter of 2017 primarily driven by price realization and higher sales volumes, benefits from continued execution of the Carlisle Operating System, and contributions from acquisitions. Operating Income performance was partially offset by increases in freight, labor-related, and executive retirement costs. In addition to the aforementioned drivers, Carlisle's diluted EPS benefited from a lower effective tax rate and reduced share count in the quarter.

	Three Months Ended September 30,
(in millions, except per share amounts)	2018	2017
Revenues	$1,181.4	$1,002.4
Operating income	$140.0	$134.8
Income from continuing operations, net of tax	$96.9	$79.1
Diluted EPS from continuing operations	$1.59	$1.26
Items affecting comparability (1)	$0.09	$0.24

(1)	See schedule of Items Affecting Comparability in the financial exhibits
All financial and percentage comparisons in the Company's third quarter of 2018 reporting are made to the same quarter of the previous year, unless otherwise stated.

Comment
Chris Koch, President and CEO, stated, "I am pleased to report we achieved 5.5% organic growth in the quarter, driven by strong demand, price realization in our core business, and the execution of our growth strategy for metal roofing products at CCM, continued robust commercial aircraft build rates and MedTech market strength at CIT, strength in the General Industrial markets at CFT and positive trends in off-highway vehicle markets at CBF.
In the third quarter, Carlisle experienced certain challenges at CCM that negatively affected revenues and reported operating income. These included well above average wet weather in much of the Eastern US, Midwest and Texas, which reduced days on the roof. Our pricing strategy at Accella tested the upper limits of the market and impacted volumes in the quarter. Despite these challenges, we are encouraged by continued solid underlying demand for our products across commercial construction markets, our ability to maintain share while driving price realization in core CCM products, and slated actions to accelerate integration of and improve profitability at Accella.
That said, we continue to build momentum and execute on our Vision 2025 objectives. Consistent with our key strategic initiatives, year-to-date organic growth has exceeded our long-term goal of 5%, CFT's margin improvement continues to benefit from our 2017 restructuring and vertical integration initiatives; our Carlisle Operating System (COS) has driven savings of 1.5% of sales so far this year, in line with our targeted 1-2%; and we continued to return capital to shareholders, paying $69.7 million in dividends and repurchasing $295.4 million of Carlisle shares in 2018 so far, surpassing our initial 2018 plan."

Segment Information

Carlisle Construction Materials (CCM) third quarter of 2018 revenues were driven by solid U.S. commercial construction demand and continued progress on price realization in our core roofing product lines, partially offset by weaker than expected sales in September at least partially attributable to weather. Accella's revenues tracked at lower than expected levels. Operating margin benefited from continued price discipline and operational improvements in legacy CCM businesses, but were more than offset by raw material inflation, higher labor and freight costs, dilution from Accella, and one-time executive retirement expenses incurred in the quarter.

(in millions)	Three Months Ended September 30,				Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2018	2017	Change $	Change %
Revenues	$776.8	$640.2	$136.6	21.3%	18.2%	3.2%	(0.1)%
Operating income	$120.9	$124.4	$(3.5)	(2.8)%
Operating margin percentage	15.6%	19.4%		-380bps
Items affecting comparability	$1.0	$2.8
We now expect CCM revenues to grow in the low twenties in 2018, including contributions from acquisitions, with underlying demand and pricing supporting organic revenue growth in the low-to-mid single-digits.
Carlisle Interconnect Technologies (CIT) delivered strong revenue growth in the third quarter of 2018, driven by strength across all markets but most notably Aerospace, Space/Defense and MedTech. Carlisle's adoption of ASC 606 revenue recognition increased revenue by $6.3 million in the quarter. Operating Income improved year-over-year driven by higher volumes, savings from COS, lower restructuring expenses and FX tailwinds, partially offset by higher operating expenses and mix.

(in millions)	Three Months Ended September 30,				Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2018	2017	Change $	Change %
Revenues	$240.2	$210.8	$29.4	13.9%	0.3%	12.8%	0.8%
Operating income	$29.3	$25.9	$3.4	13.1%
Operating margin percentage	12.2%	12.3%		-10bps
Items affecting comparability	$2.5	$4.2
We continue to expect CIT to generate double-digit revenue growth in 2018, including the impact of ASC 606.
Carlisle Fluid Technologies (CFT) revenue growth in the third quarter of 2018 reflected strength of standard products sales in Asia Pacific and in the General Industrial market, offset by softer Transportation and Automotive Refinish markets. Operating Income performance improved, given benefits from our multiple facility rationalization efforts in 2017, progress on vertical integration, sourcing initiatives, and a one-time gain from the sale of a facility in Mexico.

(in millions)	Three Months Ended September 30,				Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2018	2017	Change $	Change %
Revenues	$72.4	$70.9	$1.5	2.1%	—%	2.8%	(0.7)%
Operating income	$11.6	$0.1	$11.5	NM
Operating margin percentage	16.0%	0.1%		+1590bps
Items affecting comparability	$(2.0)	$8.1

We continue to expect CFT revenues to grow mid-single digits in 2018.

Carlisle Brake & Friction (CBF) achieved strong organic revenue growth in the third quarter of 2018, reflecting the sustained recovery in off-highway vehicle markets and price realization, especially in Construction and Mining markets. CBF’s reported Operating Loss for the quarter was driven by $4.8 million of costs associated with our Tulsa, Oklahoma to Medina, Ohio facility consolidation, which is on track to be completed by year end.

(in millions)	Three Months Ended September 30,				Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2018	2017	Change $	Change %
Revenues	$92.0	$80.5	$11.5	14.3%	—%	14.9%	(0.6)%
Operating income	$(1.1)	$1.3	$(2.4)	(184.6)%
Operating margin percentage	(1.2)%	1.6%		-280bps
Items affecting comparability	$4.8	$1.0
We continue to expect CBF revenues to grow in the mid-teens in 2018.
Koch concluded, “As we enter the fourth quarter of 2018, we remain focused on driving actions that support our Vision 2025 strategic initiatives. Despite the challenges in September at CCM, we continue to have a positive outlook for 2018 and beyond. Favorably positioned with our ample liquidity and strong balance sheet, we remain committed to pursuing growth opportunities, both organically and through acquisitions, and returning capital to shareholders. The momentum we have generated in the first year of executing our Vision 2025 plan gives me confidence that the stage has been set for a successful 2019."

Cash Flow
Cash flow provided by operations of $102.6 million for the nine months ended September 30, 2018, was $197 million lower than prior year, of which approximately $75 million is attributable to taxes related to the sale of Carlisle FoodService Products.
Free cash flow (defined as cash provided by or used in operating activities less capital expenditures, and comprised of continuing and discontinued operations) was a use of $6.5 million for the nine months ended September 30, 2018, a decrease of $187.3 million versus the prior year. The decrease in free cash flow was due to cash taxes paid related to the sale of Carlisle FoodService Products, higher working capital given timing of customer payments and in support of organic growth, and cash used for restructuring. For the full year, excluding the effect of the sale of FoodService Products, we expect free cash flow conversion to be approximately 100%.
As of September 30, 2018, we had $780.5 million cash on hand and $1.0 billion of availability under our revolving credit facility.
Conference Call and Webcast
The Company will discuss the third quarter of 2018 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can also be found on the Carlisle website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.
Definitions of Organic Revenue and Free Cash Flow
Organic revenue is defined as revenues excluding revenues from acquisitions within the last twelve months, changes in foreign exchange rates versus the U.S. Dollar, and the adoption of the new revenue recognition standard.
Free Cash Flow is defined as Operating Cash Flows less Capital Expenditures.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a diversified, global portfolio of niche brands that manufacture highly engineered products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, aerospace, medical, defense, transportation, industrial, protective coating, auto refinishing, agriculture, mining, and construction. Carlisle’s worldwide team of employees generated $4.1 billion in net sales in 2017. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Jim Giannakouros
Vice President of Investor Relations and FP&A
Carlisle Companies Incorporated
(480) 781-5135
http://www.carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended September 30,
(in millions except share and per share amounts)	2018	2017
Revenues	$1,181.4	$1,002.4

Cost of goods sold	867.1	717.8
Selling and administrative expenses	164.8	137.9
Research and development expenses	12.3	12.4
Other operating (income) expense, net	(2.8)	(0.5)
Operating income	140.0	134.8
Interest expense, net	13.0	7.8
Other non-operating (income) expense, net	5.1	3.4
Income from continuing operations before income taxes	121.9	123.6
Provision for income taxes	25.0	44.5
Income from continuing operations	96.9	79.1

Discontinued operations:
Income before income taxes	2.6	11.4
(Benefit) provision for income taxes	(0.2)	4.2
Income from discontinued operations	2.8	7.2
Net income	$99.7	$86.3

Basic earnings per share attributable to common shares:
Income from continuing operations	$1.61	$1.27
Income from discontinued operations	0.05	0.11
Basic earnings per share	$1.66	$1.38

Diluted earnings per share attributable to common shares:
Income from continuing operations	$1.59	$1.26
Income from discontinued operations	0.05	0.11
Diluted earnings per share	$1.64	$1.37

Average shares outstanding (in thousands):
Basic	59,826	62,432
Diluted	60,329	62,797

Dividends declared and paid per share	$0.40	$0.37

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shares:
Income from continuing operations	$96.1	$78.7
Net income	$98.9	$85.9

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended September 30,		Increase / (Decrease)
(in millions, except percentages)	2018	2017	Amount	Percent
Revenues to Unaffiliated Customers
Carlisle Construction Materials	$776.8	$640.2	$136.6	21.3%
Carlisle Interconnect Technologies	240.2	210.8	29.4	13.9
Carlisle Fluid Technologies	72.4	70.9	1.5	2.1
Carlisle Brake & Friction	92.0	80.5	11.5	14.3
Total	$1,181.4	$1,002.4	$179.0	17.9

Operating Income (Loss)
Carlisle Construction Materials	$120.9	$124.4	$(3.5)	(2.8)%
Carlisle Interconnect Technologies	29.3	25.9	3.4	13.1
Carlisle Fluid Technologies	11.6	0.1	11.5	NM
Carlisle Brake & Friction	(1.1)	1.3	(2.4)	(184.6)
Segment Totals	160.7	151.7	9.0	5.9
Corporate and unallocated (1)	(20.7)	(16.9)	(3.8)	(22.5)
Total	$140.0	$134.8	$5.2	3.9

Operating Margin Percentage
Carlisle Construction Materials	15.6%	19.4%
Carlisle Interconnect Technologies	12.2	12.3
Carlisle Fluid Technologies	16.0	0.1
Carlisle Brake & Friction	(1.2)	1.6
Total	11.9	13.4

(1)	Includes general corporate expenses and other unallocated costs.

Carlisle Companies Incorporated
Unaudited Items Affecting Comparability Information
Items affecting comparability include costs, and losses or gains related to, among other things, growth and profitability improvement initiatives and other events outside of core business operations (such as asset impairments, exit and disposal and facility rationalization charges, costs of and related to acquisitions, litigation costs, gains and losses from and costs related to divestitures, and discrete tax items). Because these items affect Carlisle's, or any particular operating segment's, financial condition or results in a specific period in which they are recognized, we believe it is appropriate to present the total of these items to provide information regarding the comparability of results of operations period to period.

	Three Months Ended September 30,
(in millions, except per share amounts)	2018	2017
Impact to Operating Income
Exit and disposal costs	$4.1	$11.6
Other facility rationalization costs	2.7	2.1
Acquisition related costs:
Inventory step-up amortization	0.6	1.8
Other acquisition costs	1.3	1.1
Litigation costs	1.1	—
Gains from divestitures	(2.7)	—
Total items affecting comparability	$7.1	$16.6

Impact to Diluted EPS from Continuing Operations (1)
Exit and disposal costs	$0.05	$0.12
Other facility rationalization costs	0.04	0.03
Acquisition related costs:
Inventory step-up amortization	—	0.01
Other acquisition costs	0.02	0.01
Indemnification losses	—	0.07
Litigation costs	0.01	—
Gains from divestitures	(0.03)	—
Total items affecting comparability	$0.09	$0.24

Impact to Operating Income
Carlisle Construction Materials	$1.0	$2.8
Carlisle Interconnect Technologies	2.5	4.2
Carlisle Fluid Technologies	(2.0)	8.1
Carlisle Brake & Friction	4.8	1.0
Corporate	0.8	0.5
Total items affecting comparability	$7.1	$16.6

Impact to Diluted EPS from Continuing Operations (1)
Carlisle Construction Materials	$0.01	$0.02
Carlisle Interconnect Technologies	0.03	0.05
Carlisle Fluid Technologies	(0.02)	0.09
Carlisle Brake & Friction	0.06	0.01
Corporate	0.01	0.07
Total items affecting comparability	$0.09	$0.24

(1)	Tax effect is based on the rate of the jurisdiction where the expense is deductible or income is taxable.

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in millions)	2018	2017
Net cash provided by operating activities	$102.6	$299.6

Investing activities
Proceeds from sale of discontinued operation	758.0	—
Capital expenditures	(96.1)	(105.8)
Acquisitions, net of cash acquired	(19.5)	(280.0)
Other investing activities, net	11.4	0.2
Net cash provided by (used in) investing activities	653.8	(385.6)

Financing activities
Proceeds from revolving credit facility	—	491.0
Repayments of revolving credit facility	—	(306.0)
Repurchases of common stock	(295.4)	(266.4)
Dividends paid	(69.7)	(69.0)
Withholding tax paid related to stock-based compensation	(9.7)	(8.2)
Proceeds from exercise of stock options	22.3	4.1
Net cash used in financing activities	(352.5)	(154.5)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(0.4)	2.8

Change in cash and cash equivalents	403.5	(237.7)
Change in cash and cash equivalents of discontinued operations	(1.3)	(1.6)
Cash and cash equivalents
Beginning of period	378.3	385.0
End of period	$780.5	$145.7

Carlisle Companies Incorporated
Selected Consolidated Balance Sheet Data

(in millions)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$780.5	$378.3
Long-term debt	1,587.4	1,586.2
Total shareholders' equity	2,705.7	2,528.3